EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 1 to Schedule 13D to which this Agreement is attached.

Dated:  October 14, 2010

DISCOVERY GROUP I, LLC

By	Michael R. Murphy*
Michael R. Murphy
Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue

Michael R. Murphy*
Michael R. Murphy

*By: /s/ Mark Buckley
Mark Buckley
Attorney-in-Fact for Daniel J. Donoghue
Attorney-in-Fact for Michael R. Murphy